As filed with the Securities and Exchange Commission on December 21, 2018

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANK FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1435359
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

402 North 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bank First National Retirement Plan
(Full title of the plan)

Kevin LeMahieu
Chief Financial Officer
402 North 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kenneth A. Hoogstra, Esq.
von Briesen & Roper, s.c.
411 East Wisconsin Avenue, Suite 1000
Milwaukee, Wisconsin 53202
(414) 287-1376

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock (par value $0.01)	500,000	(1)	$48.38	(2)	$24,190,000	(2)	$2,931.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Bank First National Retirement Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 17, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement pertains to 500,000 shares of Common Stock, par value $0.01, of Bank First National Corporation (the “Company”), pursuant to the Bank First National Retirement Plan (the “Plan”). Documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by Bank First National Corporation (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Form 10-12B as filed with the Commission on September 24, 2018, as amended on October 17, 2018;
(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, as filed with the Commission on December 7, 2018;
(c)	the Registrant’s Current Reports on Form 8-K, filed October 23, 2018 and December 6, 2018;

(d)	the description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form 10-12B, as filed with the Commission on September 24, 2018, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Under no circumstances shall any information furnished (but not filed) under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

None.

ITEM 6. Indemnification of Directors and Officers.

The following is a summary of the effect of the relevant provisions in our Articles of Incorporation, Bylaws, and Wisconsin law with regard to limitation of liability and indemnification of officers, directors and employees of the Company.

Article X of the Company’s Articles of Incorporation and Article VIII of the Company’s Bylaws provide that the Company shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director or officer of the Company or of any of its subsidiaries, or who at the request of the Company may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. The Wisconsin Business Corporation Law provides that the Company shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the Company against reasonable expenses incurred by him or her in connection with the proceeding.

In cases where a director of officer is not successful on the merits or otherwise, the Company shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the Company, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the Company and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

In determining whether indemnification is required, the director or officer seeking indemnification shall select one of the following means for determining his or her right to indemnification:

(1)	By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of two or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee;

(2)	By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in paragraph (1) above or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings; or

(3)	By the court conducting the proceedings or another court of competent jurisdiction, either on application by the director or officer for an initial determination or an application for review of an adverse indemnification under paragraph (1) or (2) above.

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.

Indemnification by the Company includes payment by the Company of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of  (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Company and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the Company, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance, and may be secured or unsecured.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Bank First National Corporation (Incorporated by reference to Exhibit 3.1 of the Company’s Form 10-12B/A dated October 17, 2018), File No. 001-38676
4.2	Amended and Restated Bylaws of Bank First National Corporation (Incorporated by reference to Exhibit 3.2 of the Company’s Form 10-12B/A dated October 17, 2018) File No. 001-38676
4.3	Form of Certificate of Common Stock of Bank First National Corporation (Incorporated by reference to Exhibit 4.1 of the Company’s Form 10-12B dated September 24, 2018) File No. 001-38676
4.4*	Bank First National Retirement Plan
5.1*	Opinion of von Briesen & Roper, s.c., regarding the validity of original issuance securities
23.1*	Consent of Porter Keadle Moore, LLC
23.3*	Consent of von Briesen & Roper, s.c. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this registration statement)

*	Filed herewith.

The Registrant has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on December 21, 2018.

BANK FIRST NATIONAL CORPORATION (Registrant)

/s/ Kevin LeMahieu
Kevin LeMahieu
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Bank First National Corporation hereby constitutes and appoints each Michael B. Molepske and Kevin LeMahieu as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and cause the same to be filed with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	POSITION	DATE

/s/ Michael G. Ansay	Director; Chairman of the Board	December 21, 2018
Michael G. Ansay

/s/ Donald R. Brisch	Director; Chairman of Compensation	December 21, 2018
Donald R. Brisch	& Retirement Committee

/s/ Michael P. Dempsey	Director; President of the Bank	December 21, 2018
Michael P. Dempsey

/s/ Robert D. Gregorski	Director	December 21, 2018
Robert D. Gregorski

/s/ Kevin M. LeMahieu	Chief Financial Officer	December 21, 2018
Kevin M. LeMahieu

Michael B. Molepske	Director; Chief Executive Officer and President of the	December 21, 2018
Michael B. Molepske	Company; Chief Executive Officer of the Bank

/s/ Katherine M. Reynolds	Director; Chairwoman of Governance &	December 21, 2018
Katherine M. Reynolds	Nominating Committee

/s/ David R. Sachse	Director; Chairman of Audit Committee	December 21, 2018
David R. Sachse

/s/ Peter J. Van Sistine	Director	December 21, 2018
Peter J. Van Sistine

/s/ Robert J. Wagner	Director	December 21, 2018
Robert J. Wagner

Pursuant to the requirements of the Securities Act, the trustee (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Manitowoc, State of Wisconsin, on December 21, 2018.

BANK FIRST NATIONAL RETIREMENT PLAN

/s/ Sherry Jonet
Sherry Jonet
VP of Human Resources